Filed Pursuant to Rule 433

Registration No. 333-200039

November 10, 2014

PRICING TERM SHEET

SUPERVALU INC.

$350,000,000 of 7.75% Senior Notes Due 2022

This Pricing Term Sheet should be read together with the Preliminary Prospectus Supplement, subject to completion, dated November 10, 2014, relating to SUPERVALU INC.’s 7.75% senior notes due 2022 (the “Preliminary Prospectus Supplement”). The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement, supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement, and is otherwise qualified in its entirety by reference to the Preliminary Prospectus Supplement.  Terms used herein but not defined herein have the respective meanings given to them in the Preliminary Prospectus Supplement.

Issuer:	SUPERVALU INC.

Securities:	7.75% Senior Notes due 2022

Principal Amount:	$350,000,000

Maturity:	November 15, 2022

Interest Payment Dates:	November 15 and May 15

Record Dates:	November 1 and May 1

First Interest Payment Date:	May 15, 2015

Underwriting Discount	0.750%

Net Proceeds (after deducting underwriting discounts and estimated offering expenses)	$346,475,000

Initial Public Offering Price:	100.000%, plus accrued interest from November 14, 2014

Yield-to-Maturity:	7.750%

Spread to Benchmark Treasury:	557 basis points

Benchmark Treasury:	1.625% UST due November 15, 2022

Optional Redemption Upon Certain Equity Offerings:	Prior to November 15, 2017, up to 35% of the aggregate principal amount of the notes at 107.750%, plus accrued and unpaid interest, if any, to the redemption date.

Optional Redemption:	On or after:

	November 15, 2018	103.875%

	November 15, 2019	101.938%

	November 15, 2020 and thereafter	100.000%

plus accrued and unpaid interest, if any, to the redemption date.

Make Whole Redemption:	Prior to November 15, 2018, make-whole call based on treasury plus 50 bps, plus accrued and unpaid interest, if any, to the redemption date.

Trade Date:	November 10, 2014

Settlement:	November 14, 2014 (T + 3)

CUSIP / ISIN:	CUSIP: 868536 AW3 ISIN: US868536AW39

Joint Bookrunning Managers:	Goldman, Sachs & Co. Credit Suisse Securities (USA) LLC Morgan Stanley & Co. LLC Barclays Capital Inc.

Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

The Issuer has filed a registration statement (including a prospectus and the Preliminary Prospectus Supplement, with the U.S. Securities and Exchange Commission (the “SEC”) for this offering.  Before you invest, you should read the Preliminary Prospectus Supplement and the documents incorporated by reference therein that the Issuer has filed with the SEC for more complete information about the Issuer and the offering.  Alternatively, you may get the incorporated documents the Issuer has filed with the SEC for free by visiting EDGAR on the SEC website at www.sec.gov.  A copy of the Preliminary Prospectus Supplement for the offering can be obtained from Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 1-866-471-2526, or e-mail at prospectus-ny@ny.email.gs.com.